Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-69468




        PROSPECTUS SUPPLEMENT DATED NOVEMBER 16, 2001 TO PROSPECTUS DATED
                               SEPTEMBER 25, 2001




                              Public Storage, Inc.


         We are offering 100,000 depositary shares, each representing 1/1,000 of a share of our Equity Stock, Series A, at $26.90 per depositary share. The depositary shares are traded on the New York Stock Exchange under the symbol "PSA.A." The last reported sale price of the depositary shares on the New York Stock Exchange on November 16, 2001 was $26.90 share.

         Cash distributions on the depositary shares will be payable when and if declared on our common stock at the rate of five times the dividends on our common stock per depositary share, but not more the $2.45 per depositary share per year. We intend to pay distributions on the depositary shares offered by this prospectus supplement quarterly, beginning on December 31, 2001.

         The depositary shares have no preference over our common stock either as to dividends or in liquidation.

         We may redeem any or all of the depositary shares on or after March 31, 2010 at $24.50 per share. Before March 31, 2010, we may only redeem depositary shares to preserve our status as a real estate investment trust.

         The amount payable per depositary share upon liquidation is the same as the amount payable per share of our common stock, but cannot exceed $24.50 per depositary share.

         The depositary shares are not convertible into our common stock unless we fail to preserve our status as a real estate investment trust.

         Investing in our depositary shares involves risks. See "Risk Factors on page 1 of the accompanying prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.